Exhibit 99.1

NEWS RELEASE

Contacts:

Cindy Resman	Jeff Warren
Public Relations	Investor Relations
+1-763-505-0291	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC NAMES GEOFF MARTHA EXECUTIVE VICE PRESIDENT AND
PRESIDENT, RESTORATIVE THERAPIES GROUP

Martha Succeeds Christopher J. O’Connell;
Bill Burke Named Medtronic Chief Integration Officer

DUBLIN – June 25, 2015 – Medtronic plc (NYSE: MDT) announced today that it has named Geoff Martha as executive vice president and president, Medtronic Restorative Therapies Group (RTG), effective immediately.   Martha will replace Christopher J. O’Connell, who was selected to become chief executive officer of a public company.

“Chris has passionately served Medtronic for the past 21 years in various leadership roles,” said Omar Ishrak, Medtronic chairman and chief executive officer.  “I know I speak for all of Medtronic’s employees in wishing him the best in this new phase of his career.”

“We are pleased to name Geoff Martha as the new leader for the Restorative Therapies Group,” said Ishrak.  “In his time at Medtronic, Geoff has demonstrated his leadership capacity in architecting and driving our three-pillared global strategy around New Therapies, Economic Value and Globalization, as well as leading our effort to acquire and integrate Covidien, the largest acquisition in Medtronic’s history.  I know Geoff will provide innovative and effective leadership for the RTG team as we continue to expand and grow our impact for those people around the world who could benefit from our restorative therapies.”

“I’m excited to lead this innovative group of Medtronic professionals who are committed to ensuring that we provide physicians and patients the technologies and services that will allow people with chronic diseases to live their lives to the fullest,” said Martha.  “I particularly look forward to partnering with customers around the world to ensure we are delivering solutions that meaningfully impact their practices and the patients they serve.  Medtronic has a tremendous capacity to innovate, and I’m looking forward to leading this team to spur new levels of ingenuity, growth and performance.”

Martha joined Medtronic in 2011 and currently serves as sr. vice president of Corporate Strategy & Business Development, Global Communications and Medtronic Philanthropy.  He also serves as the chief integration officer for the Covidien integration.  In these roles, he has a broad understanding of Medtronic strategies and operations around the world.

Prior to joining Medtronic, Martha served as managing director of Business Development at GE Healthcare, where he was responsible for global business development efforts, including acquisitions, divestitures, joint ventures and equity investments.   In his 19-year career with GE, Martha held several leadership roles in business leadership, corporate development, strategic marketing, and sales management.

Bill Burke Named Chief Integration Officer
Medtronic also announced today that Bill Burke has been named Medtronic’s chief integration officer for the Covidien acquisition, effective immediately.  Burke will succeed Geoff Martha and will reporting into Omar Ishrak.  Burke currently serves as the lead deputy to Martha on all Covidien integration efforts and serves as the principal operating officer for the Integration Management Office.

“No one is more prepared to step into this role than Bill Burke,” said Ishrak.  “His background and knowledge as a leader within Covidien up to and through the acquisition and his demonstrated leadership presence and actions on the integration thus far make him the ideal choice to lead this critical effort.”

Prior to the Covidien acquisition, Burke served as Covidien’s chief financial officer for Europe and in other finance and business development leadership roles over his 21-year career at Covidien.

About the Restorative Therapies Group
The Restorative Therapies Group (RTG) provides innovative, life changing restorative therapies and services to meet the needs of millions of people worldwide who suffer from a wide range of chronic medical conditions.  The Group is comprised of Medtronic’s Spine, Neuromodulation, Surgical Technologies, and Neurovascular Businesses and accounts for approximately $7 billion in annual revenues.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is the global leader in medical technology - alleviating pain, restoring health and extending life for millions of people around the world.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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